CARMAX REPORTS FIRST QUARTER RESULTS

Richmond, Va., June 21, 2017 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2017. Year-over-year highlights include:

▪	Net sales and operating revenues increased 10.1% to $4.54 billion.

▪	Used unit sales in comparable stores increased 8.2%.

▪	Total used unit sales rose 14.1%.

▪	Total wholesale unit sales were flat versus the prior year’s first quarter.

▪	CarMax Auto Finance (CAF) income increased 8.5% to $109.4 million.

▪	Net earnings increased 20.7% to $211.7 million and net earnings per diluted share rose 25.6% to $1.13.

First Quarter Business Performance Review

Sales. Total used vehicle unit sales grew 14.1% and comparable store used unit sales rose 8.2% versus the prior year’s first quarter. The comparable store sales performance reflected continued solid improvement in conversion resulting from strong execution by our store teams and our digital initiatives. We believe our first quarter used unit sales also benefited somewhat from the delay of federal income tax refunds in February, which shifted some sales from the fourth quarter of last year into this year’s first quarter. Our third-party Tier 3 sales mix declined modestly to 10.0% of used unit sales versus 11.2% in last year’s first quarter, as we began to lap credit tightening by one of our Tier 3 finance providers implemented during the first quarter of last year. Tier 3 sales represent those financed by our third-party finance providers to whom we pay a fee.

Wholesale vehicle unit sales were flat compared with the first quarter of fiscal 2017, as contributions from the growth in our store base were offset by a reduction in appraisal traffic. In particular, age 7-to 9-year old wholesale vehicles continued to be in shorter supply.
Other sales and revenues increased 12.3% compared with the first quarter of fiscal 2017, primarily reflecting improvements in extended protection plan (EPP) revenues. EPP revenues increased 20.5%, largely due to the growth in our used unit sales, as well as modest favorable adjustments to cancellation reserves resulting from lower cancellation activity.

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Gross Profit. Total gross profit increased 13.3% versus last year’s first quarter, to $648.9 million. Used vehicle gross profit rose 14.7%, driven by the 14.1% increase in total used unit sales. Used vehicle gross profit per unit was largely consistent at $2,212 versus $2,202 in the prior year period. Wholesale vehicle gross profit increased 1.7% versus the prior year’s quarter, reflecting an increase in wholesale vehicle gross profit per unit to $1,012 from $995, together with the flat wholesale unit sales. We believe the delay in income tax refund season from the fourth quarter resulted in a corresponding delay in the normal seasonal increase in wholesale industry pricing, benefiting our first quarter wholesale gross profit per unit. Other gross profit increased 20.7%, primarily reflecting the improvement in EPP revenues.

SG&A. Compared with the first quarter of fiscal 2017, SG&A expenses increased 6.1% to $403.5 million. Several factors contributed to the increase, including: (i) the 11% increase in our store base since the beginning of last year’s first quarter (representing the addition of 18 stores), (ii) higher variable costs associated with our comparable store unit growth and (iii) spending related to strategic initiatives. These increases were partially offset by an $11.5 million decrease in share-based compensation expense. SG&A per used unit was $2,066 in the current quarter, down $157 year-over-year. The decrease in share-based compensation expense reduced SG&A per unit by $80.

CarMax Auto Finance.(1) Compared with last year’s first quarter, CAF income increased 8.5% to $109.4 million. Average managed receivables grew 11.1% to $10.83 billion. The total interest margin, which reflects the spread between interest and fees charged to consumers and our funding costs, declined to 5.8% of average managed receivables from 5.9% in last year’s first quarter. The provision for loan losses increased 7.5% to $28.6 million, compared with $26.6 million in the prior year quarter, primarily reflecting the growth in managed receivables. The allowance for loan losses as a percentage of ending managed receivables was 1.18% as of May 31, 2017, similar to the 1.16% reported as of February 28, 2017, and up from the 1.05% reported as of May 31, 2016, reflecting higher loss experience over the course of last year.

Interest Expense. Interest expense rose to $16.8 million in the first quarter of fiscal 2018 from $11.1 million in the prior year’s first quarter. The increase reflected higher average outstanding debt levels in fiscal 2018 consistent with our capital structure strategy, as well as growth in our finance and capital lease obligations.

Store Openings. During the first quarter of fiscal 2018, we opened three stores, including two stores in Seattle, Washington, a new television market, and one store in Pensacola, Florida.

Share Repurchase Activity. During the first quarter of fiscal 2018, we repurchased 3.0 million shares of common stock for $182.1 million pursuant to our share repurchase program. As of May 31, 2017, we had $1.41 billion remaining available for repurchase under the program.

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2017	2016	Change
Used vehicle sales	$3,843.4	$3,429.0	12.1%
Wholesale vehicle sales	553.4	567.7	(2.5)%
Other sales and revenues:
Extended protection plan revenues	91.9	76.2	20.5%
Third-party finance fees, net	(11.4)	(11.9)	4.2%
Other	65.1	65.4	(0.4)%
Total other sales and revenues	145.6	129.7	12.3%
Total net sales and operating revenues	$4,542.3	$4,126.4	10.1%

Unit Sales

	Three Months Ended May 31
	2017	2016	Change
Used vehicles	195,273	171,076	14.1%
Wholesale vehicles	103,443	103,462	—%

Average Selling Prices

	Three Months Ended May 31
	2017	2016	Change
Used vehicles	$19,478	$19,858	(1.9)%
Wholesale vehicles	$5,113	$5,268	(2.9)%

Vehicle Sales Changes

	Three Months Ended May 31
	2017	2016
Used vehicle units	14.1%	4.0%
Used vehicle revenues	12.1%	4.1%

Wholesale vehicle units	—%	1.8%
Wholesale vehicle revenues	(2.5)%	(1.5)%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2017	2016
Used vehicle units	8.2%	0.2%
Used vehicle revenues	6.1%	0.3%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended May 31
	2017	2016
CAF (2)	47.3%	49.1%
Tier 2 (3)	19.0%	18.5%
Tier 3 (4)	10.0%	11.2%
Other (5)	23.7%	21.2%
Total	100.0%	100.0%

(1)	Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.

(2)	Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.

(3)	Third-party finance providers who generally pay us a fee or to whom no fee is paid.

(4)	Third-party finance providers to whom we pay a fee.

(5)	Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2017	% (1)	2016	% (1)
Net sales and operating revenues	$4,542.3	100.0	$4,126.4	100.0
Gross profit	$648.9	14.3	$572.6	13.9
CarMax Auto Finance income	$109.4	2.4	$100.8	2.4
Selling, general, and administrative expenses	$403.5	8.9	$380.2	9.2
Interest expense	$16.8	0.4	$11.1	0.3
Earnings before income taxes	$338.1	7.4	$282.7	6.9
Net earnings	$211.7	4.7	$175.4	4.2

(1)	Calculated as a percentage of net sales and operating revenues.

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Gross Profit

	Three Months Ended May 31
(In millions)	2017	2016	Change
Used vehicle gross profit	$431.9	$376.6	14.7%
Wholesale vehicle gross profit	104.7	102.9	1.7%
Other gross profit	112.3	93.1	20.7%
Total	$648.9	$572.6	13.3%

Gross Profit per Unit

	Three Months Ended May 31
	2017		2016
	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,212	11.2	$2,202	11.0
Wholesale vehicle gross profit	$1,012	18.9	$995	18.1
Other gross profit	$575	77.2	$544	71.8
Total gross profit	$3,323	14.3	$3,347	13.9

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended May 31
(In millions)	2017	2016	Change
Compensation and benefits (1)	$222.5	$216.6	2.7%
Store occupancy costs	79.7	71.7	11.1%
Advertising expense	38.2	34.8	9.7%
Other overhead costs (2)	63.1	57.1	10.6%
Total SG&A expenses	$403.5	$380.2	6.1%
SG&A per used unit	$2,066	$2,223	$(157)

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, preopening and relocation costs, insurance, travel, non-CAF bad debt, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2017	% (1)	2016	% (1)
Interest margin:
Interest and fee income	$206.7	7.6	$184.1	7.6
Interest expense	(49.0)	(1.8)	(39.4)	(1.6)
Total interest margin	157.7	5.8	144.7	5.9
Provision for loan losses	(28.6)	(1.1)	(26.6)	(1.1)
Total interest margin after
provision for loan losses	129.1	4.8	118.1	4.8

Total direct expenses	(19.7)	(0.7)	(17.3)	(0.7)
CarMax Auto Finance income	$109.4	4.0	$100.8	4.1

Total average managed receivables	$10,829.5		$9,745.0
Net loans originated	$1,546.1		$1,443.4
Net penetration rate	41.9%		43.9%
Weighted average contract rate	7.8%		7.5%

Ending allowance for loan losses	$129.8		$104.0

Warehouse facility information:
Ending funded receivables	$2,022.0		$1,472.0
Ending unused capacity	$778.0		$1,028.0

(1)	Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2017	2016	Change
Net earnings	$211.7	$175.4	20.7%
Diluted weighted average shares outstanding	186.9	195.3	(4.3)%
Net earnings per diluted share	$1.13	$0.90	25.6%

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Planned Store Openings

We currently plan to open the following stores within 12 months from May 31, 2017. During this period, we will be entering five new television markets and expanding our presence in ten existing television markets. Of the 16 stores we plan to open during the 12 months ending May 31, 2018, 8 will be in Metropolitan Statistical Areas having populations of 600,000 or less, which we define as small markets.

Location	Television Market	Metropolitan Statistical Area	Planned Opening Date
Waterbury, Connecticut (1)	Hartford/New Haven	New Haven	Q2 Fiscal 2018
San Jose, California	San Francisco/Oakland/San Jose	San Jose	Q2 Fiscal 2018
Salisbury, Maryland	Salisbury (2)	Salisbury	Q2 Fiscal 2018
Langhorne, Pennsylvania	Philadelphia	Philadelphia	Q3 Fiscal 2018
Tyler, Texas	Tyler/Longview (2)	Tyler	Q3 Fiscal 2018
Las Vegas, Nevada	Las Vegas	Las Vegas	Q3 Fiscal 2018
Colma, California	San Francisco/Oakland/San Jose	San Francisco/Oakland	Q3 Fiscal 2018
Renton, Washington	Seattle/Tacoma	Seattle/Tacoma	Q3 Fiscal 2018
Myrtle Beach, South Carolina	Myrtle Beach/Florence (2)	Myrtle Beach	Q4 Fiscal 2018
South Portland, Maine	Portland/Auburn (2)	Portland	Q4 Fiscal 2018
Manchester, New Hampshire	Boston	Manchester	Q4 Fiscal 2018
Golden, Colorado	Denver	Denver/Aurora	Q4 Fiscal 2018
Santa Fe, New Mexico	Albuquerque/Santa Fe	Santa Fe	Q1 Fiscal 2019
Winterville, North Carolina	Greenville/New Bern/Washington (2)	Greenville	Q1 Fiscal 2019
McKinney, Texas	Dallas/Ft. Worth	Dallas/Ft. Worth	Q1 Fiscal 2019
Jensen Beach, Florida	Miami/Ft. Lauderdale/W. Palm Beach	Port St. Lucie	Q1 Fiscal 2019

(1)	Store opened in June 2017.

(2)	Represents new television market as of planned store opening date.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 21, 2017. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 73770787. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through September 21, 2017. A telephone replay also will be available through June 28, 2017, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 73770787.

Second Quarter Fiscal 2018 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2017, on Friday, September 22, 2017, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early September 2017.

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About CarMax

CarMax is the nation’s largest retailer of used cars, currently operating 177 stores in 39 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For more than 20 years, CarMax has made car buying more ethical, fair and stress-free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has more than 24,000 associates nationwide and for 13 consecutive years has been named as one of the Fortune 100 Best Companies to Work For®. During the twelve months ended February 28, 2017, the company retailed 671,294 used vehicles and sold 391,686 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.

•	Significant changes in prices of new and used vehicles.

•	Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loan receivables than anticipated.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Changes in consumer credit availability provided by our third-party financing providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic and sales growth, including the inability to effectively manage our growth.

•	The failure of or inability to sufficiently enhance key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The performance of the third-party vendors we rely on for key components of our business.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

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For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2017, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2017	% (1)	2016	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$3,843,373	84.6	$3,428,974	83.1
Wholesale vehicle sales	553,390	12.2	567,741	13.8
Other sales and revenues	145,571	3.2	129,671	3.1
NET SALES AND OPERATING REVENUES	4,542,334	100.0	4,126,386	100.0
Cost of sales	3,893,396	85.7	3,553,749	86.1
GROSS PROFIT	648,938	14.3	572,637	13.9
CARMAX AUTO FINANCE INCOME	109,363	2.4	100,758	2.4
Selling, general and administrative expenses	403,503	8.9	380,230	9.2
Interest expense	16,838	0.4	11,088	0.3
Other income	(93)	—	(616)	—
Earnings before income taxes	338,053	7.4	282,693	6.9
Income tax provision	126,351	2.8	107,333	2.6
NET EARNINGS	$211,702	4.7	$175,360	4.2
WEIGHTED AVERAGE COMMON SHARES:
Basic	185,200		193,531
Diluted	186,859		195,253
NET EARNINGS PER SHARE:
Basic	$1.14		$0.91
Diluted	$1.13		$0.90

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	May 31	February 28	May 31
(In thousands except share data)	2017	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$60,080	$38,416	$52,575
Restricted cash from collections on auto loan receivables	385,692	380,353	364,156
Accounts receivable, net	104,745	152,388	102,541
Inventory	2,148,247	2,260,563	1,864,991
Other current assets	35,780	41,910	32,317
TOTAL CURRENT ASSETS	2,734,544	2,873,630	2,416,580
Auto loan receivables, net	10,892,844	10,596,076	9,853,368
Property and equipment, net	2,557,506	2,518,393	2,234,385
Deferred income taxes	145,265	150,962	152,328
Other assets	145,530	140,295	133,266
TOTAL ASSETS	$16,475,689	$16,279,356	$14,789,927

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$510,574	$494,989	$454,522
Accrued expenses and other current liabilities	203,211	266,128	205,426
Accrued income taxes	103,588	1,404	89,991
Short-term debt	693	62	1,255
Current portion of finance and capital lease obligations	9,772	9,491	12,411
Current portion of non-recourse notes payable	338,832	333,713	319,769
TOTAL CURRENT LIABILITIES	1,166,670	1,105,787	1,083,374
Long-term debt, excluding current portion	797,666	952,562	597,277
Finance and capital lease obligations, excluding current portion	484,394	486,645	419,875
Non-recourse notes payable, excluding current portion	10,643,810	10,387,231	9,494,180
Other liabilities	231,021	238,551	222,936
TOTAL LIABILITIES	13,323,561	13,170,776	11,817,642

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 183,872,908 and 186,548,602 shares issued and outstanding as of May 31, 2017 and February 28, 2017, respectively	91,936	93,274	96,248
Capital in excess of par value	1,184,661	1,188,578	1,136,469
Accumulated other comprehensive loss	(58,229)	(56,555)	(66,825)
Retained earnings	1,933,760	1,883,283	1,806,393
TOTAL SHAREHOLDERS’ EQUITY	3,152,128	3,108,580	2,972,285
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,475,689	$16,279,356	$14,789,927

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2017	2016 (1)
OPERATING ACTIVITIES:
Net earnings	$211,702	$175,360
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	43,894	40,801
Share-based compensation expense	18,726	31,437
Provision for loan losses	28,579	26,591
Provision for cancellation reserves	17,113	18,692
Deferred income tax provision	6,782	7,374
Other	621	268
Net decrease (increase) in:
Accounts receivable, net	47,643	29,630
Inventory	112,316	67,038
Other current assets	5,451	(4,031)
Auto loan receivables, net	(325,347)	(343,067)
Other assets	809	399
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	52,673	69,114
Other liabilities	(29,469)	(31,999)
NET CASH PROVIDED BY OPERATING ACTIVITIES	191,493	87,607
INVESTING ACTIVITIES:
Capital expenditures	(79,416)	(97,463)
Increase in restricted cash from collections on auto loan receivables	(5,339)	(20,327)
Increase in restricted cash in reserve accounts	(6,308)	(3,101)
Release of restricted cash from reserve accounts	3,344	41
Purchases of money market securities, net	(1,824)	(289)
Purchases of trading securities	(1,055)	(2,355)
Sales of trading securities	238	244
NET CASH USED IN INVESTING ACTIVITIES	(90,360)	(123,250)
FINANCING ACTIVITIES:
Increase in short-term debt, net	631	827
Proceeds from issuances of long-term debt	762,000	1,093,800
Payments on long-term debt	(917,000)	(1,208,800)
Cash paid for debt issuance costs	(2,920)	(4,680)
Payments on finance and capital lease obligations	(2,268)	(3,040)
Issuances of non-recourse notes payable	2,410,000	2,259,000
Payments on non-recourse notes payable	(2,149,135)	(1,952,428)
Repurchase and retirement of common stock	(187,385)	(137,989)
Equity issuances	6,608	4,134
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(79,469)	50,824
Increase in cash and cash equivalents	21,664	15,181
Cash and cash equivalents at beginning of year	38,416	37,394
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$60,080	$52,575

(1) In connection with our adoption of Financial Accounting Standards Board (“FASB”) ASU 2016-09 during the first quarter of fiscal 2018, cash flows related to excess tax benefits from share-based payment arrangements are now classified as operating activities rather than financing activities. Prior period amounts have been reclassified to conform to the current period’s presentation.

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